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                                                                       Exhibit 5

                                   May 5, 2003

Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172

Ladies and Gentlemen:

         We have acted as counsel to Lennar Corporation (the "Company") in connection with the issuance or proposed issuance of (i) up to 5,000,000 shares (the "Shares") of Class A or Class B common stock, par value $0.10 per share, of the Company as restricted shares, or upon exercise of options or stock appreciation rights, granted under the Company's 2003 Stock Option and Restricted Stock Plan (the "2003 Plan") and (ii) up to 349,707 shares (the "Antidilution Shares") of Class B common stock, par value $0.10 per share, of the Company upon exercise of options or stock appreciation rights granted under the Company's 2000 Stock Option and Restricted Stock Plan, 1997 Stock Option Plan or 1991 Stock Option Plan (the "Prior Plans") that were outstanding on April 9, 2003. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares and the Antidilution Shares.

         Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion as follows:

         (1) When Shares are issued as restricted shares, or are issued and paid for upon exercise of options or stock appreciation rights granted under the 2003 Plan, they will be legally issued, fully paid and non-assessable.

         (2) When Antidilution Shares are issued upon exercise of options or stock appreciation rights granted under the Prior Plans that were outstanding on April 9, 2003, they will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares and the Antidilution Shares.

                                                 Very truly yours,

                                                 CLIFFORD CHANCE US LLP

                                                 /s/ Clifford Chance US LLP